Exhibit 5

                          [SIMPSON THACHER & BARTLETT
                              425 LEXINGTON AVENUE
                           NEW YORK, N.Y. 10017-3954
                                (212) 455-2000]

                                                                December 2, 1999

Weight Watchers International, Inc.
175 Crossways Park West
Woodbury, New York 11797

Ladies and Gentlemen:

    We have acted as counsel to Weight Watchers International, Inc., a Virginia corporation (the "Company"), and to the entities listed on Schedule A hereto (individually, a "Guarantor" and collectively, the "Guarantors"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company and the Guarantors with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the issuance by the Company of $150,000,000 aggregate principal amount and (euro) 100,000,000 aggregate principal amount of 13% Senior Subordinated Notes due 2009 (the "Exchange Securities") and the issuance by the Guarantors of guarantees (the "Guarantees") with respect to the Exchange Securities. The Exchange Securities and the Guarantees will be issued under indentures, as supplemented (the "Indentures"), dated as of September 29, 1999, among the Company, the Guarantors and Norwest Bank Minnesota, National Association, as Trustee. The Exchange Securities will be offered by the Company in exchange for $150,000,000 aggregate principal amount and (euro) 100,000,000 aggregate principal amount of its outstanding 13% Senior Subordinated Notes due 2009 (the "Securities").

    We have examined the Registration Statement and the Indentures, which have been filed with the Commission as exhibits to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company and the Guarantors.

    In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that the Indentures are the valid and legally binding obligations of the Trustee.

    We have assumed further that (1) Weight Watchers UK Holdings Ltd, Weight Watchers International Holdings Ltd, Weight Watchers (U.K.) Limited, Weight Watchers (Exercise) Ltd., Weight Watchers (Accessories & Publications) Ltd, Weight Watchers (Food Products) Limited, Weight Watchers New Zealand Limited, Weight Watchers International Pty Limited, Fortuity Pty Ltd and Gutbusters Pty Ltd (collectively, the "Foreign Guarantors") are each validly existing under the laws of their respective jurisdictions of incorporation and each of the Foreign Guarantors and the Company has duly authorized, executed and delivered the Indentures in accordance with its respective organizational documents and the laws of its respective jurisdiction of incorporation, (2) execution, delivery and performance by the Company and the Foreign Guarantors of the Indentures, the Exchange Securities and the Guarantees does not and will not violate the laws of their respective jurisdictions of incorporation or any other applicable laws (excepting the laws of the State of New York and the Federal laws of the United States) and (3) execution, delivery and performance by each Foreign Guarantor of the Indentures, the Exchange Securities and the Guarantees does not and will not constitute a breach or violation of any agreement or instrument which is binding upon the Company or any Foreign Guarantor.

    Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

    1. When the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indentures upon the exchange, the Exchange Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

    2. When (a) the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indentures upon the exchange and (b) the Guarantees have been duly issued, the Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

    Our opinions set forth above are subject to the effects of (1) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, (2) general equitable principles (whether considered in a proceeding in equity or at law), (3) an implied covenant of good faith and fair dealing and (4) the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors' rights.

    We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the law of the State of New York, the Federal law of the United States and the Delaware General Corporation Law.

    We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

December 2, 1999
                                               Very truly yours,

                                               /s/ SIMPSON THACHER & BARTLETT
                                               --------------------------------------------
                                               SIMPSON THACHER & BARTLETT

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
                                   SCHEDULE A

Guarantors
58 WW Food Corp.
Waist Watchers, Inc.
Weight Watchers Camps, Inc.
W.W. Camps and Spas, Inc.
Weight Watchers Direct, Inc.
W/W Twentyfirst Corporation
W.W. Weight Reduction Services, Inc.
W.W.I. European Services, Ltd.
W.W. Inventory Service Corp.
Weight Watchers North America, Inc.
Weight Watchers UK Holdings Ltd
Weight Watchers International Holdings Ltd
Weight Watchers (U.K.) Limited
Weight Watchers (Exercise) Ltd.
Weight Watchers (Accessories & Publications) Ltd
Weight Watchers (Food Products) Limited
Weight Watchers New Zealand Limited
Weight Watchers International Pty Limited
Fortuity Pty Ltd
Gutbusters Pty Ltd

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